EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 10, 2000 by and between REPUBLIC SECURITY BANK, a commercial bank organized and operating under the laws of the State of Florida and having an office at 450 South Australian Avenue, West Palm Beach, FL 33401 (the "Bank"), and W. ANDREW KIRKMAN, an individual residing at 501 Knights Run Ave. #0102, Tampa, Florida 33602 (the "Executive").

                              W I T N E S S E T H :

                  WHEREAS, the Bank desires to employ the Executive as Market President--Central Florida of the Bank on the condition that Executive agrees to enter into the non-competition and non-solicitation covenants contained herein; and

                  WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby agree as follows:

                  SECTION 1. EMPLOYMENT.

                  The Bank agrees to employ the Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

                  SECTION 2. EMPLOYMENT PERIOD; REMAINING UNEXPIRED EMPLOYMENT
                             PERIOD.

                  (a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 ("Employment Period"). The Employment Period shall be for an initial term beginning on January 10, 2000 and ending on December 31, 2000 (the "First Anniversary Date"), plus such extensions, if any, as are provided pursuant to section 2(b).

                  (b) The Employment Period shall automatically be extended for one (1) additional year on the First Anniversary Date and on each anniversary of the First Anniversary Date, unless either the Bank or the Executive elects not to extend the Agreement further by giving written notice to the other party at least 60 days prior to the First Anniversary Date or any subsequent anniversary of the First Anniversary Date, in which case the Employment Period shall end on the First Anniversary Date or any subsequent anniversary of the First Anniversary Date. Upon termination of the Executive's employment with the Bank for any reason whatsoever, any renewals provided pursuant to this section 2(b), if not theretofore discontinued, shall automatically cease.

                  (c) Nothing in this Agreement shall be deemed to prohibit the Bank from terminating the Executive's employment at any time during the Employment Period with or without notice for any reason; PROVIDED, HOWEVER, that the relative rights and obligations of the


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Bank and the Executive in the event of any such termination shall be determined under this Agreement.

                  SECTION 3. DUTIES.

                  The Executive shall serve as Market President--Central Florida of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Bank, or assigned by the Board of Directors of the Bank or the Chief Banking Officer of the Bank (or other officer of equal or senior rank) and otherwise as are customarily associated with such position. Except as otherwise provided herein, the Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank.

                  SECTION 4. CASH COMPENSATION.

         In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to Executive a base salary at an initial annual rate of ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000), payable in approximately equal installments in accordance with the Bank's customary payroll practices for senior officers. The Board of Directors of the Bank (or such committee or person to whom the Board shall delegate this authority) shall from time to time review the Executive's annual rate of salary and may, in its discretion, approve an increase therein. In no event shall the Executive's annual rate of salary under this Agreement in effect at a particular time be reduced without his prior written consent. In addition to salary, the Executive shall be eligible to receive incentive compensation from the Bank in accordance with the schedule attached hereto as Exhibit A, which schedule may be amended annually by the Bank.

                  SECTION 5. EMPLOYEE BENEFIT PLANS AND PROGRAMS.

         During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the the Bank's customary practices.

                  SECTION 6. OTHER ACTIVITIES.

                  The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board of Directors of the Bank (which approval shall not be unreasonably withheld); PROVIDED, HOWEVER, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; PROVIDED, HOWEVER, that such activities are not prohibited under any code of


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conduct or investment or securities trading policy established by the Bank or
Republic Security Financial Corporation and generally applicable to all similarly situated executives.

                  SECTION 7. WORKING FACILITIES AND EXPENSES.

                  The Executive's principal place of employment shall be at Tampa, Florida, or at such other location as the Bank and the Executive may mutually agree upon. The Bank shall reimburse the Executive for his ordinary and necessary business expenses, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

                  SECTION 8. TERMINATION OF EMPLOYMENT WITH SEVERANCE BENEFITS.

                  (a) The Executive shall be entitled to the severance benefits described herein in the event that his employment with the Bank terminates during the Employment Period under any of the following circumstances:

                  (i) the Executive's voluntary resignation from employment with the Bank within ninety (90) days following:

                           (A) the failure to appoint or re-appoint or elect or
                  re-elect the Executive to the office of Market
                  President--Central Florida (or a more senior office) of the Bank;

                           (B) the relocation of the Executive's principal place
                  of employment, without his written consent, to a location outside of Hillsborough County (or adjacent counties in the greater Tampa metropolitan area), Florida, Broward County, Florida, Dade County, Florida or Palm Beach County, Florida;

                  (ii) the termination of the Executive's employment with the Bank for any other reason not described in section 9.

In such event, the Bank shall provide the benefits and pay to the Executive the amounts described in section 8(b).

                  (b) Upon the termination of the Executive's employment with the Bank under circumstances described in section 8(a) of this Agreement, the Bank shall pay and provide to the Executive (or, in the event of his death following such termination, to his estate):

                  (i) his earned but unpaid compensation as of the date of the termination of his employment with the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

                  (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank's officers and employees;

                  (iii) continued group life, health (including hospitalization, medical and major medical), and dental insurance benefits, in addition to that provided pursuant to section 8(b)(ii), and after taking into account the coverage provided


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         by any subsequent employer, if and to the extent necessary to provide for the Executive, for a period beginning on the date his employment terminates and ending on the last day of the Employment Period, coverage equivalent to the coverage to which he would have been entitled under such plans, if he had continued working for the Bank during the Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Bank;

                  (iv) within thirty (30) days following his termination of employment with the Bank, a lump sum payment in an amount equal to the salary that the Executive would have earned if he had continued working for the Bank for the remainder of the Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Bank, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination;

                  (v) within thirty (30) days following his termination of employment with the Bank, a lump sum payment in an amount equal to the average annual cash incentive compensation or bonus paid to the Executive with respect to the two complete calendar years immediately preceding the year in which Executive's employment with the Bank terminates, multiplied by a fraction, the numerator of which is the amount of lump sum payment described in section 8(b)(iv) and the denominator of which is the highest annual rate of base salary achieved during the portion of the Employment Period that is prior to the Executive's termination of employment.

The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 8(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Bank and the Executive further agree that the Bank may condition the payments and benefits (if any) due under sections 8(b)(iii), (iv) and (v) on the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or any parent or affiliate of the Bank.

                  SECTION 9. TERMINATION WITHOUT ADDITIONAL BANK LIABILITY.

                  In the event that the Executive's employment with the Bank shall terminate during the Employment Period on account of:

                  (i) the discharge of the Executive for "cause," which, for purposes of this Agreement shall mean: (A) gross negligence or willful misconduct by the Executive in connection with his employment hereunder or the business of the Bank; (B) the Executive's misappropriation of the Bank's assets or property; (C) the Executive willfully fails or refuses to perform his duties under this Agreement, or fails to comply with any material term, covenant or condition contained herein; (D) the Executive breaches his fiduciary duties to the Bank for personal profit; or (E) the Executive's willful breach or violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Bank;

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                  (ii) the Executive's voluntary resignation from employment with the Bank for reasons other than those specified in section 8(a);

                  (iii) the Executive's death; or

                  (iv) a determination that the Executive is eligible for long-term disability benefits under the Bank's long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

then the Bank shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his death, to his estate) of his earned but unpaid compensation (including incentive compensation) as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Bank.

                  SECTION 10. CONFIDENTIALITY.

                  Unless he obtains the prior written consent of the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank or any entity which is a subsidiary of the Bank or of which the Bank is a subsidiary, any material document or information obtained from the Bank, or from its parent, parent's parent, affiliates or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); PROVIDED, HOWEVER, that nothing in this section 10 shall prevent the Executive, with or without the Bank's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

                  SECTION 11. NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

                  The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time.

                  SECTION 12. NON-COMPETITION AND NON-SOLICITATION.

(a) NON-COMPETITION. During the Employment Period, the Executive agrees not to engage, directly or indirectly, in any aspect of the financial institutions business, including without limitation engaging in business activities for or on behalf of state, national or foreign banks, state or federal savings associations or savings banks, credit unions, mortgage or loan companies or any other entity which makes or acquires loans or takes deposits or engages in any other business engaged in by the Bank on the date hereof (the "Banking Business"), other than for the Bank, whether as stockholder (except for immaterial interests in publicly-traded institutions), partner, director, officer, employee, agent, consultant or otherwise. In the event of termination


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of the Executive's employment hereunder by the Bank with cause or voluntarily by the Executive other than pursuant to Section 8(a)(i), until twelve (12) months after the date of such termination, the Executive agrees not to engage, directly or indirectly, in the Banking Business in any capacity in any city, town or county in which the Bank has an office, determined as of the date of such termination.

(b) NON-SOLICITATION. The Executive hereby covenants and agrees that, following his termination of employment with the Bank for any reason whatsoever, he shall not, without the written consent of the Bank, either directly or indirectly:

                  (i) for a period of twelve (12) months after such termination, solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank or any affiliate, as of the date of this Agreement, of either of them, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any Bank engaged in the Banking Business doing business in any city, town or county in which the Bank has an office, determined as of the date of such termination;

                  (ii) for a period of twelve (12) months after such termination, provide any information, advice or recommendation with respect to any such officer or employee to any Bank engaged in the Banking Business doing business in any city, town or county in which the Bank has an office, determined as of the date of such termination, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank or any affiliate, as of the date of this Agreement, of either of them, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any such Bank engaged in the Banking Business; or

                  (iii) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

                  SECTION 13. SUCCESSORS AND ASSIGNS.

                  This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Bank and its respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred.

                  SECTION 14. NOTICES.

                  Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, or one (1) day after it is sent by reputable overnight delivery service, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

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                  If to the Executive:

                           W. Andrew Kirkman

                  If to the Bank:

                           Republic Security Bank
                           450 S. Australian Avenue
                           West Palm Beach, FL 33401
                           Attention: R. Michael Strickland,
                                      Chief Banking Officer


                  SECTION 15. INDEMNIFICATION FOR ATTORNEYS' FEES.

                  The Bank shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement.

                  SECTION 16. SEVERABILITY.

                  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

                  SECTION 17. WAIVER.

                  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

                  SECTION 18. COUNTERPARTS.

                  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  SECTION 19. GOVERNING LAW.

                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts entered into and to be performed entirely within the State of Florida.

                  SECTION 20. HEADINGS AND CONSTRUCTION.

                  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

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                  SECTION 21. ENTIRE AGREEMENT; MODIFICATIONS.

                  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. The parties acknowledge and agree, however, that that certain Change of Control Agreement dated January __, 1999 by and among the parties hereto and Republic Security Financial Corporation shall supersede this Employment Agreement from and after the occurrence of a Change of Control (as defined in such Change of Control Agreement). No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

                  SECTION 22. SURVIVAL.

                  The provisions of sections 6, 8, 9, 10, 11, 12, 15, 17, 19,
23, 24 and 25 shall survive the expiration of the Employment Period or termination of this Agreement.

                  SECTION 23. EQUITABLE REMEDIES.

                  The Bank and the Executive hereby stipulate that money damages are an inadequate remedy for violations of sections 6, 10 or 12 of this Agreement and agree that equitable remedies, including, without limitations, the remedies of specific performance and injunctive relief, shall be available with respect to the enforcement of such provisions.

                  SECTION 24. REQUIRED REGULATORY PROVISION.

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1828(k), and any regulations promulgated thereunder.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

                           REPUBLIC SECURITY BANK



By: /s/  Rudy E. Schupp
   -----------------------------
NAME:    Rudy E. Schupp
TITLE:   President


/s/ Andrew Kirkman
---------------------------------
    W. Andrew Kirkman

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